Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-11

(Form Type)

CBL & Associates Properties, Inc.

(Exact Name of Registrant as Specified in its Governing Instruments)

Selling Stockholders

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	12,380,260	$28.38	$351,351,779	.0000927	$32,570.31

	Total Offering Amounts					$351,351,779
	Total Fees Previously Paid					-
	Total Fees Offsets					-
	Net Fee Due					$32,570.31

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, $0.001 par value per share, that may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sales prices of the registrant's Common Stock on the New York Stock Exchange on May 3, 2022 which date is within five business days prior to filing this Registration Statement.